UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 18, 2015

APACHE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-4300	41-0747868
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2000 Post Oak Boulevard

Suite 100

Houston, Texas 77056-4400

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (713) 296-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-Commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 18, 2015, the Management Development and Compensation Committee of the board of directors (the “Board”) of Apache Corporation (the “Company”) approved, the terms of the Apache Corporation Executive Termination Policy (the “Policy”). All executive officers of the Company are subject to the Policy, which provides for the payment of certain benefits in the event of an Involuntary Termination or termination upon a Change in Control (each, as defined in the Company’s 2011 Omnibus Plan).

Pursuant to the Policy, in the event of an Involuntary Termination, executive officers are eligible to receive the following benefits:

•	base salary benefit:

¡	two times base salary for the chief executive officer;

¡	1.75 times base salary for executive vice presidents;

¡	1.5 times base salary for senior vice presidents and regional vice presidents;

¡	one times base salary for vice presidents;

•	prorated target bonus;

•	twelve months COBRA subsidy at active rates;

•	three years’ service credit toward retiree medical;

•	prorated vesting for restricted stock units and stock options and extension of exercise period to full life of original stock option award; and

•	prorated vesting based on time in performance period for performance shares provided the executive has participated in the performance program for at least one year of the performance period (calculated at the end of the performance period and, if a payout is warranted, paid in cash according to the performance program’s vesting schedule).

In the event of a termination of employment upon a Change in Control, the chief executive officer of the Company will receive a year of annual base salary plus bonus, in addition to the benefits for which he is already eligible after a termination upon a Change in Control under the Company’s Income Continuance Plan. After a termination of employment upon a Change in Control, all other executive officers will receive no other benefits other than those already provided for under the Company’s Income Continuance Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APACHE CORPORATION

Date: February 24, 2015	/s/ Cheri L. Peper
Cheri L. Peper
Corporate Secretary